Exhibit n.3

Report of Independent Registered Public Accounting Firm on

Financial Statement Schedule

To the Board of Directors

of Technology Investment Capital Corp.:

Our audits of the financial statements, of management’s assessment of the effectiveness of internal control over financial reporting and of the effectiveness of internal control over financial reporting referred to in our report dated March 13, 2007 appearing in the 2006 Annual Report to Shareholders of Technology Investment Capital Corp. (which report, financial statements and assessment appear in this Registration Statement) also included an audit of the senior securities table listed in this Registration Statement. In our opinion, the senior securities table presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

PricewaterhouseCoopers LLP

New York, New York

April 16, 2007